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                                                                    Exhibit 8(e)

                            TRANSFER AGENCY AGREEMENT


         AGREEMENT made this 1st day of May, 1993, between Schwab Investments (the "Trust"), a Massachusetts business trust having its principal place of business at 101 Montgomery Street, San Francisco, California 94104, and CHARLES SCHWAB & CO., INC. ("Schwab"), a corporation organized under the laws of the State of California which is a Securities and Exchange Commission licensed transfer agent and which has its principal place of business at 101 Montgomery Street, San Francisco, California 94104.

         WHEREAS, the Trust desires that Schwab perform certain services for the Trust, and for its series denominated as "Funds" and whose shares of beneficial interest currently comprise the shares of the Trust identified on Schedule A hereto (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, Schwab is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. SERVICES; USE OF SUBTRANSFER AGENTS. Schwab will perform for the Trust the services set forth in Schedule B hereto, including services as Transfer Agent.

         Schwab also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. Schwab will perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

         Schwab may, in its discretion, appoint in writing other parties qualified to perform transfer agency and shareholder services (individually, a "Subtransfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Subtransfer Agent will be the agent of Schwab and not the agent of the Trust or such Fund, and that Schwab will be fully responsible for the acts of such Subtransfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Subtransfer Agent.

         2. FEES. The Trust will pay Schwab for the services to be provided by Schwab under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Schwab will not change the fees it charges pursuant to the fee schedule until the
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expiration of one year from the Effective Date of this Agreement (as defined below), unless the Trust otherwise agrees to such change in writing; thereafter, Schwab may change its fees only upon the written consent of the Trust. Fees for any additional services to be provided by Schwab pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

         3. REIMBURSEMENT OF EXPENSES. In addition to paying Schwab the fees described in Section 2 hereof, the Trust agrees to reimburse Schwab for Schwab's out-of-pocket expenses in providing services hereunder, including without limitation the following:

                  A. All freight and other delivery and bonding charges incurred by Schwab in delivering materials to and from the Trust and in delivery of all materials to shareholders;

                  B. All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Schwab in communication with the Trust, the Trust's investment adviser, sub-investment advisers or custodian, dealers, shareholders or others as required for Schwab to perform the services to be provided hereunder;

                  C. Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material which shall be required by Schwab for the performance of the services to be provided hereunder;

                  D. The cost of microfilm or microfiche of records or other materials; and

                  E. Any expenses Schwab may incur at the written direction of an officer of the Trust thereunto duly authorized.

         4. EFFECTIVE DATE. This Agreement will become effective with respect to each Fund as of the date set forth across from its name on Schedule A, such date for each Fund to be referred to herein as the "Effective Date."

         5. TERM AND TERMINATION. This Agreement will continue in effect with respect to the Trust and to each Fund, unless earlier terminated as to a Fund by either party hereto as provided hereunder, for an initial term of one year from the Effective Date. Thereafter, this Agreement will continue in effect unless either party hereto terminates this Agreement with respect to a


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Fund by giving 90 days' written notice to the other party, whereupon this
Agreement with respect to that Fund will terminate automatically upon the expiration of said 90 days; provided, however, that after such termination, for so long as Schwab, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Schwab but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Schwab will be entitled to collect from the Trust, in addition to the fees and disbursements provided by Paragraphs 2 and 3 hereof, the amount of all of Schwab's cash disbursements and a reasonable fee (which fee shall be not less than the actual costs incurred by Schwab in performing such service) for services in connection with Schwab's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributors or investment advisers and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof.

         6. SCHWAB'S RELIANCE ON RECORDS AND INSTRUCTIONS. Schwab may rely on any written records or instructions provided to it by the Trust or any investment adviser and on any written records provided by any prior transfer agent or custodian thereof, and each Fund agrees to indemnify Schwab and hold it, its employees, officers, directors and agents harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature arising out of or in any way relating to any actions taken by Schwab with respect to such Fund in reasonable reliance upon such records or instructions.

         7. UNCONTROLLABLE EVENTS. Schwab assumes no responsibility hereunder, and will not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         8. STANDARD OF CARE. Schwab will use its best efforts to insure the accuracy of all services performed under this Agreement, but will not be liable to the Trust for any action taken or omitted by Schwab in the absence of bad faith, willful misconduct or gross negligence.

         9. LEGAL ADVICE. Schwab will notify the Trust at any time Schwab believes that it is in need of the advice of counsel (other than counsel in the regular employ of Schwab or any affiliated companies) with regard to Schwab's responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, Schwab, at its discretion, will be entitled to seek,


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receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or the Fund involved unless such advice relates to a matter involving Schwab's bad faith, willful misconduct or gross negligence with respect to Schwab's responsibilities and duties hereunder, and Schwab in no event be liable to the Trust or the Fund involved or any shareholder or beneficial owner of the Trust or such Fund for any action reasonably taken pursuant to such advice.

         10. INSTRUCTIONS. Whenever Schwab is requested or authorized to take action hereunder pursuant to instructions from a shareholder concerning an account in the Trust, Schwab will be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing or by electronic or telephone transmission, believed by Schwab to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder, as the case may be.

         As to the services to be provided hereunder, Schwab may rely conclusively upon the terms of the Prospectus of a Fund and the Statement of Additional Information of the Trust to the extent that such services are described therein unless Schwab receives written instructions to the contrary in a timely manner from the Trust.

         11. INDEMNIFICATION. Each Fund agrees to indemnify and hold harmless Schwab and Schwab's employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Schwab's actions taken or non-actions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon information, instructions or requests with respect to such Fund given or made to Schwab by an officer of the Trust thereunto duly authorized; provided that this indemnification shall not apply to actions or omissions of Schwab in cases of its own bad faith, willful misconduct or gross negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Schwab shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Schwab.

         12. RECORD RETENTION AND CONFIDENTIALITY. Schwab will keep and maintain on behalf of the Trust all records which the Trust


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or Schwab is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. Schwab agrees to make such records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or the dealer of record as to such account.

         13. REPORTS. Schwab will furnish to the Trust and to the Trust's properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and Schwab shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

         14. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by Schwab under this Agreement are the property of Schwab. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         15. RETURN OF RECORDS. Schwab may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Schwab's files, records and documents created and maintained by Schwab pursuant to this Agreement which are no longer needed by Schwab in the performance of its services or for its legal protection. If not so turned


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over to the Trust, such documents and records will be retained by Schwab for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         16. BANK ACCOUNTS. The Trust and a Fund shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that Schwab may perform the services required to be performed hereunder. To the extent that the performance of such services shall require Schwab directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and a Fund will provide such bank or banks with all instructions and authorizations necessary for the Fund to effect such disbursements.

         17. PURCHASE AND REDEMPTION OF SHARES. Schwab will process instructions from the Shareholders of the Trust to purchase and redeem shares of the Trust as the agent for the Trust.

         With respect to those Funds identified on Schedule A hereto as "Sweep Funds" (if any), Schwab will perform such daily, and/or weekly monitoring and other related tasks as is necessary to carry out the automatic investment and redemption features associated with each individual shareholder's account with Schwab.

         18. REPRESENTATIONS OF THE TRUST. The Trust certifies to Schwab that:
(1) as of the close of business on the Effective Date, each Fund has authorized unlimited shares and (2) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury and (3) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         19. REPRESENTATIONS OF SCHWAB. Schwab represents and warrants that the various procedures and systems which Schwab has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Trust and Schwab's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         20. INSURANCE. Schwab will use reasonable efforts to obtain insurance covering the services to be performed by it


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under this Agreement and shall notify the Trust in the event it is unable to do so within 90 days after the Effective Date of this Agreement. Thereafter, Schwab will notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reasons therefor. Schwab will notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Schwab under its insurance coverage.

         21. INFORMATION TO BE FURNISHED BY THE TRUST. The Trust has furnished to Schwab the following:

                  A. Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                  B.       Copies of the following documents:

                           1.       The Trust's Bylaws and any amendments
                                    thereto.

                           2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                                    a.       Approval of this Agreement,
                                             authorization of an officer of the
                                             Trust to execute and deliver this
                                             Agreement and authorization for
                                             officers of the Trust to instruct
                                             Schwab hereunder; and

                                    b.       Authorization of Schwab to act as
                                             Registrar, Transfer Agent and
                                             Dividend Disbursing Agent for the
                                             Trust.

                  C. A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Schwab in all matters.

                  D. Two copies of the following (if such documents are employed by the Trust):

                           1. Prospectuses for each Fund and the Statement of Additional Information of the Trust;

                           2.       Distribution Agreement;

                           3. Investment Advisory and Administration Agreement(s); and


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                           4.       All other forms commonly used by the Trust
                                    or its Distributor with regard to their
                                    relationships and transactions with
                                    shareholders of the Trust.

                  E. A certified statement as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of Schwab's appointment as Transfer Agent (or as of the date on which Schwab's services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust;

         22. INFORMATION FURNISHED BY SCHWAB. Schwab has furnished to the Trust the following:

                  A.       Schwab's Articles of Incorporation.

                  B.       Schwab's By-Laws and any amendments thereto.

                  C. Certified copies of actions of Schwab covering the following matters:

                           1.       Approval of this Agreement, and
                                    authorization of an officer of Schwab to execute and deliver this Agreement; and

                           2. Authorization of Schwab to act as Transfer Agent for the Trust.

         23. AMENDMENTS TO DOCUMENTS. The Trust shall furnish Schwab written copies of any amendments to, and changes in, any of the items referred to in
Section 21 hereof forthwith upon such amendments and changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectus of a Fund or the Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by Schwab in providing the services agreed to hereunder or which amendment might affect the duties of Schwab hereunder unless the Trust first obtains Schwab's approval of such amendments or changes.

         24. RELIANCE ON AMENDMENTS. Schwab may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 21 and 23 of this Agreement and a Fund will indemnify and hold harmless Schwab from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel


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fees and other expenses of every nature and character which may result from actions or omissions on the part of Schwab with respect to such Fund in reliance upon such amendments and/or changes. Although Schwab is authorized to rely on the abovementioned amendments to and changes in the documents and other items to be provided pursuant to Sections 21 and 23 hereof, Schwab will be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains Schwab's written consent to and approval of such amendments or changes.

         25. COMPLIANCE WITH LAW. Except for the obligations of Schwab set forth in Section 12 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each Prospectus of the Trust, as to compliance with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction. Schwab will have no obligation to take cognizance of any laws relating to the sale of the Trust's shares.

         26. NOTICES. Any notice provided hereunder shall be sufficient given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 101 Montgomery Street, San Francisco, California 94104 or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         27. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         28. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Section 28 shall not limit or in any way affect Schwab's right to appoint a Subtransfer Agent pursuant to Section 1 hereof.

         29. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of California.

         30. LIMITATION OF LIABILITY. A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                  SCHWAB INVESTMENTS


                                  By:     /s/ Tom D. Seip
                                          --------------------------------------
                                  Name:    Tom D. Seip
                                           -------------------------------------
                                  Title:   President
                                           -------------------------------------


                                  CHARLES SCHWAB & CO., INC.


                                  By:     /s/ Peter J. McIntosh
                                          --------------------------------------
                                  Name:   Peter J. McIntosh
                                          --------------------------------------
                                  Title:  Senior Vice President
                                          --------------------------------------


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                                   SCHEDULE B

                            TRANSFER AGENCY SERVICES

I.       Record Maintenance.


         Schwab will provide full maintenance of all shareholder records for each account in the Trust. Such records will include:

         A.       Share balance;

         B. Account transaction history, including dividends paid and the date and price for all transactions;

         C. Name and address of the record shareholder (including zip codes and tax identification numbers but will not include responsibility for obtaining certified tax identification numbers or impending back-up withholding);

         D.       Records of distributions and dividend payments;

         E.       Transfer records; and

         F.       Overall control records.

II.      Regular Daily Operations.

         Schwab will perform the following functions:

         A. Process new accounts on the shareholder file by processing directly from the Trust's distributor or dealer;

         B. Process additional purchases to the records of accounts already on the shareholder file. In such instances, on the distributor's or dealer's instructions, allocate investor payments among the Funds;

         C. Process purchases and redemptions to accounts already on the shareholder file in accordance with the terms of all automatic purchase and redemption provisions set forth in shareholders' account relationship with the Trust's distributor;

         D. Transfer shares upon the receipt of proper instructions from distributor or dealer; and

         E.       Process changes of dealer/representative on accounts.


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III.     Periodic Operations.

         A. Upon receipt of instructions as to payment of dividends and distributions, which may be standing instructions, compute distributions and inform the Trust of the amount to be reinvested in additional shares.

         B.       Process redemptions as instructed by distributor or dealer.

         C. Mail semi-annual and annual Trust and/or Fund reports and prospectuses.

         D. Produce transcripts of account history as requested by the Trust or by the distributor or dealer.

         E.       Prepare and file Form 1099's with Internal Revenue Service.

         F. Monitor sales of the Funds' shares in the various States and other jurisdictions where the Funds' shares are registered for sale, and report on such monitoring efforts to the Funds' Investment Manager.

IV.      Controls.

         A. Maintain all balance controls daily and produce monthly summaries expressed in:

                  1.       shares; and

                  2.       dollar amounts.

V.       Special Services Included.

         A. Prepare envelopes/labels (from address data supplied by distributor or dealer as to transmission accounts) and mail proxy statements; tabulate and certify votes from returned ballots.


                                    SCHWAB INVESTMENTS



                                    By:     /s/ Tom D. Seip
                                       -----------------------------------------
                                    Name:   Tom D. Seip
                                         ---------------------------------------
                                    Title:  President
                                          --------------------------------------


                                    CHARLES SCHWAB & CO., INC.



                                    By:     /s/ Peter J. McIntosh
                                       -----------------------------------------
                                    Name:   Peter J. McIntosh
                                         ---------------------------------------
                                    Title:  Senior Vice President
                                          --------------------------------------


                                      B-2
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                                   SCHEDULE D

                                     REPORTS

I.       Daily Activity Report (liquidations processed that day)

II.      Daily Share Summary Report (by Fund)

         A.       Beginning balance

         B.       Liquidations

         C.       Payments

         D.       Exchanges

         E.       Adjustments

         F.       Ending Balance

         G.       Sales by each State and jurisdiction

III.     Daily Proof Sheet Summary and Transaction Register

IV. Daily Share Reconciliation Report (reconciling Share Summary Report to Daily Proof Summary Sheet)

V.       Weekly Position Reports (showing all account balances)

VI.      Monthly Dividend Reports

VII. Report by independent public accountants concerning Schwab's accounting system and internal accounting controls, at such times, as the Trust may reasonably require. These reports shall be of sufficient detail and scope to provide reasonable accuracy that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, shall state.

                                SCHWAB INVESTMENTS


                                By:     /s/ Tom D. Seip
                                        ----------------------------------------
                                Name:   Tom D. Seip
                                        ----------------------------------------
                                Title:  President
                                        ----------------------------------------




                                CHARLES SCHWAB & CO., INC.


                                By:     /s/ Peter J. McIntosh
                                        ----------------------------------------
                                Name:   Peter J. McIntosh
                                        ----------------------------------------
                                Title:  Senior Vice President
                                        ----------------------------------------


                                      D-1